Exhibit 99.1

Media contact: media-relations@its.jnj.com	Investor contact: investor-relations@its.jnj.com

For Immediate Release

Johnson & Johnson to Return to Tort System to Defeat Meritless Talc Claims
Company has prevailed in 16 of 17 ovarian cases tried in the last 11 years

Company will reverse approximately $7 billion from amounts previously reserved for the bankruptcy resolution

NEW BRUNSWICK, NJ – March 31, 2025 - Today, the U.S. Bankruptcy Court for the Southern District of Texas denied the request by Johnson & Johnson (NYSE: JNJ) (the “Company”) subsidiary Red River Talc LLC (“Red River”) to confirm its proposed prepackaged bankruptcy plan—notwithstanding that it offered one of the largest settlements ever proposed in a mass tort bankruptcy and was supported by the overwhelming majority of claimants.

Rather than pursue a protracted appeal, the Company will return to the tort system to litigate and defeat these meritless talc claims. The disclosures made under oath in the Red River bankruptcy affirmed that the talc litigation is a plaintiff-lawyer driven fake tort, premised on junk science and fueled by third party litigation financing including from foreign sovereign wealth funds. Consequently, the Company has no intent to settle or pay plaintiff lawyers on such meritless claims. Accordingly, the Company will reverse approximately $7 billion of the previous reserve.

“The Court has unfortunately allowed a couple of law firms with financially conflicted motives, who have conceded they have not recovered a dime for their clients in a decade of litigation, to defeat the overwhelming desire of claimants. As we have repeatedly stated, in the absence of plan confirmation, we will vigorously present our case in the tort system, starting with the adjudication of the motions pending in the Multi-District Litigation to exclude plaintiffs’ experts and to disqualify the lead counsel for its unethical breaches. In view of the learnings from the bankruptcy case, we are more confident than ever in our position in the tort system,” said Erik Haas, Worldwide Vice President of Litigation, Johnson & Johnson. “We prevailed in 16 of 17 ovarian cases tried in the last 11 years and will devote our efforts to defeating these fake claims.”

The Company has already made great strides in resolving its talc litigation by settling 95% of filed mesothelioma lawsuits, concluded all State consumer protection claims, as well as all talc-supplier disputes.

“Today’s decision highlights the broken tort system in the United States. The Company reiterates that none of the talc-related claims against it have merit and attempts to resolve this litigation were aimed at moving past this issue,” said Mr. Haas. “The decision to litigate every filed case is based on the simple fact that this is a fake claim created by greedy plaintiff lawyers looking for another deep pocket to sue and fueled by litigation-financed attorney advertising.”

To learn more about our position and the science supporting the safety of talc, visit www.FactsAboutTalc.com.

Investor Conference Call
Johnson & Johnson will conduct a conference call with investors to discuss the announcement tomorrow, April 1, at 8:00 a.m. ET. You can join via:
Participant Dial-In: 877-869-3847 (U.S.) / 201-689-8261 (International)
or
Webcast: https://event.webcasts.com/starthere.jsp?ei=1714307&tp_key=3814389bae
A replay will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

About Johnson & Johnson
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding the dismissal of the prepackaged Chapter 11 bankruptcy plan. The reader is cautioned not to rely on these forward-looking statements. The information contained in this press release is for informational purposes only and should not be construed as a commitment by the Company to engage in any specific strategy or course of action. The Company cannot predict the timing, ultimate outcome or financial impact of this matter, or any other ongoing or future litigation. The forward-looking statements in this press release are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of LLT Management LLC, Red River Talc LLC and/or Johnson & Johnson. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s most recent Annual Report on Form 10-K, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. None of LLT Management LLC, Red River Talc LLC nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments. The Company expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.